EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182583, 333-173682 and 333-179473 on Form S-3 and Registration Statement No. 333-175712 on From S-8 of our reports dated February 21, 2013,  relating to the 2011 and 2012 consolidated financial statements of ARMOUR Residential REIT, Inc., and the effectiveness of ARMOUR Residential REIT, Inc.’s internal control over financial reporting as of December 31, 2012, appearing in this Annual Report on Form 10-K of ARMOUR Residential REIT, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP
 Certified Public Accountants

Miami, Florida
February 21, 2013